Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, October 30, 2024

NACCO INDUSTRIES
ANNOUNCES THIRD QUARTER 2024 RESULTS

Consolidated Q3 2024 Highlights:
•Operating profit of $19.7 million compared with Q3 2023 $6.3 million operating loss
◦Q3 2024 includes $13.6 million of business interruption insurance income
•Net income of $15.6 million versus Q3 2023 net loss of $3.8 million

Cleveland, Ohio, Wednesday, October 30, 2024 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months ended September 30, 2024. Comparisons in this news release are to the three months ended September 30, 2023, unless otherwise noted.

	Three Months Ended			Nine Months Ended
($ in thousands, except per share amounts)	9/30/2024	9/30/2023	$ Change	9/30/2024	9/30/2023	$ Change
Operating Profit (Loss)	$19,699	$(6,267)	$25,966	$31,822	$(2,703)	$34,525
Income (loss) before taxes	$19,132	$(5,850)	$24,982	$30,933	$1,775	$29,158
Net Income (Loss)	$15,635	$(3,832)	$19,467	$26,177	$4,380	$21,797
Diluted Earnings (Loss)/share	$2.14	$(0.51)	$2.65	$3.54	$0.58	$2.96
EBITDA*	$25,685	$423	$25,262	$50,442	$20,405	$30,037
*Non-GAAP financial measures are defined and reconciled on page 8.

The substantial increase in the Company's 2024 third-quarter operating profit and net income was primarily due to $13.6 million of pre-tax income related to business interruption insurance recoveries at Mississippi Lignite Mining Company and significantly improved operating results in the Coal Mining and Minerals Management segments. These improvements were partly offset by lower North American Mining results.

At September 30, 2024, the Company had consolidated cash of $63.1 million and total debt of $70.2 million. During the three months ended September 30, 2024, the Company repurchased approximately 68,000 shares for $2.0 million under an existing share repurchase program. The Company also amended its revolving credit facility during the quarter to increase the revolving credit commitments to $200.0 million and extend the maturity to September 2028. Availability under the revolver was $130.9 million at September 30, 2024.

Detailed Discussion of Results
Coal Mining Results

	Q3 2024	Q3 2023
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,335	5,105
Consolidated operations	474	628
Total deliveries	5,809	5,733

	Q3 2024	Q3 2023
	(in thousands)
Revenues	$17,706	$18,665
Earnings of unconsolidated operations	$13,821	$11,259
Business interruption insurance recoveries	$13,612	$—
Operating expenses(1)	$7,147	$7,802
Operating profit (loss)	$19,938	$(4,697)
Segment Adjusted EBITDA(2)	$22,092	$(361)
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

The Coal Mining segment generated significant third-quarter 2024 operating profit and Segment Adjusted EBITDA compared with prior year losses, despite moderately lower revenues.

Third-quarter 2024 revenues decreased primarily as a result of fewer tons delivered at Mississippi Lignite Mining Company. Customer demand declined as the power plant served by the mine operated with only one of its two boilers from December 2023 to the end of July 2024. This mechanical issue at the power plant has now been resolved. During the third quarter, Mississippi Lignite Mining Company settled its business interruption insurance claim associated with the boiler outage for $13.6 million.

Excluding the effect of the insurance recoveries, operating profit and Segment Adjusted EBITDA still grew substantially. This increase was mainly due to improved results at Mississippi Lignite Mining Company and higher earnings of unconsolidated operations.

The improvement in Mississippi Lignite Mining Company results was primarily attributable to increased operating efficiencies due to the completion of the move to a new mine area in late 2023 and improved mining conditions. Changes in the level of coal inventory and costs capitalized into inventory also contributed to the improvement. The increase in earnings of unconsolidated operations was primarily due to increased pricing at Falkirk that began in June 2024 when temporary price concessions ended, and improved results at Coteau.

Coal Mining Outlook
The prior-year fourth-quarter results included a $60.8 million pre-tax impairment charge. Comparisons in this section exclude the effect of this charge. The Company anticipates significant year-over-year increases in Coal Mining operating profit and Segment Adjusted EBITDA in the 2024 fourth quarter. This anticipated improvement is primarily due to higher earnings at the unconsolidated coal mining operations driven primarily by an expectation for increased deliveries, as well as a higher per ton management fee at Falkirk. An anticipated improvement in results at Mississippi Lignite Mining Company due to an increase in the index-based sales price partly offset by a reduction in customer demand is also expected to contribute to the profit improvement. Full-year 2024 results are also expected to increase compared with 2023.

Capital expenditures are expected to be approximately $4 million in the fourth quarter of 2024 and $12 million for the 2024 full year.

North American Mining Results

	Q3 2024	Q3 2023
	(in thousands)
Tons delivered	12,005	15,410

	Q3 2024	Q3 2023
	(in thousands)
Revenues	$32,326	$21,722
Operating (loss) profit	$(474)	$866
Segment Adjusted EBITDA(1)	$2,198	$2,924
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

North American Mining® revenues grew significantly year-over-year, primarily due to an increase in reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on gross profit. Favorable pricing and delivery mix at the limestone quarries also contributed to the increased revenues. The effect of lower customer deliveries, primarily due to an increase in planned customer outages and significant rain events in Florida during the third quarter of 2024, partly offset the revenue increase.

Despite higher revenues, operating results and Segment Adjusted EBITDA declined in third-quarter 2024 compared with 2023. These decreases were mainly the result of a $0.9 million charge to establish a reserve against a customer receivable during the quarter, as well as higher supplies and labor-related expenses.

North American Mining Outlook
North American Mining expects the 2024 fourth quarter and full-year operating profit and Segment Adjusted EBITDA to increase year-over-year. The fourth quarter results are also anticipated to improve over the 2024 third quarter. These improvements are primarily due to the late 2023 amendment of limestone contracts to more mutually advantageous contract terms and a scope of work expansion with another customer.

Sawtooth Mining is the exclusive provider of comprehensive mining services at Thacker Pass, which is owned by Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Sawtooth Mining will supply all of the lithium-bearing ore requirements for Thacker Pass, which is currently under construction. Sawtooth will be reimbursed for costs of mining, capital expenditures and mine closure and will recognize a contractually agreed upon production fee once the mine is operating. In addition to providing comprehensive mining services, Sawtooth Mining is currently assisting with certain construction services and will transport clay tailings once lithium production commences. Phase 1 lithium production is estimated to begin in 2027. Prior to that time, the Company expects to continue to recognize moderate income.

North American Mining expects full-year 2024 capital expenditures to be approximately $26 million, with approximately $12 million expended in the fourth quarter.

Minerals Management Results

	Q3 2024	Q3 2023
	(in thousands)
Revenues	$8,849	$5,747
Operating profit	$6,188	$3,610
Segment Adjusted EBITDA(1)	$7,280	$4,378
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Minerals Management's third-quarter 2024 revenues, operating profit and Segment Adjusted EBITDA improved significantly over the prior year quarter. These improvements were primarily due to higher production volumes, mainly from assets acquired late in 2023.

Minerals Management Outlook
Operating profit and Segment Adjusted EBITDA for the 2024 fourth quarter and full year are expected to decrease compared with the respective 2023 periods, excluding the fourth-quarter 2023 impairment charge of $5.1 million and a $4.5 million gain on sale recognized in the 2024 second quarter. These declines are primarily driven by current market expectations for natural gas and oil prices, as well as development and production assumptions on currently owned reserves.

The Minerals Management segment derives income primarily from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available. Changing prices of natural gas and oil could have a significant impact on Minerals Management’s operating profit. Development of additional wells on existing interests in excess of current expectations, or acquisitions of additional interests, could be accretive to future results.

Minerals Management is targeting investments of up to $20 million in the 2024 fourth quarter. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Consolidated Outlook
Fourth-quarter 2023 results included a $65.9 million pre-tax impairment charge. Comparisons in this section exclude the effect of this charge. Overall, fourth-quarter and full-year 2024 consolidated operating profit and Adjusted EBITDA are expected to increase significantly year-over-year. These improvements are primarily due to anticipated increases in profitability at the Coal Mining segment from improved results at Mississippi Lignite Mining Company, Falkirk and Coteau. North American Mining's growth and profit improvement initiatives are also expected to contribute to the improved earnings. Full-year 2024 net income is expected to increase significantly over 2023.

Full-year 2024 consolidated capital expenditures are expected to total approximately $69 million, which includes approximately $11 million for Unallocated capital expenditures, primarily at Mitigation Resources of North America®. During the 2024 fourth quarter, the Company expects to expend up to $38 million, including $20 million related to Minerals Management. In 2024, cash flow before financing activities is expected to be a use of cash.

2025 Perspectives & Long-term Growth and Diversification
NACCO's businesses provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and chemicals. Increasing demand for electricity, on-shoring and current federal policies are creating favorable macroeconomic trends within these industries. Management is confident in the Company's trajectory and business prospects as it prepares for 2025 and longer-term growth opportunities.

While the Company realizes the coal mining industry faces political and regulatory challenges and overall demand for coal is projected to decline over the longer-term, management believes coal should be an essential part of the energy mix in the United States for the foreseeable future. The Company anticipates continued solid customer demand at its coal mining operations in 2025 and will benefit from the absence of temporary price concessions at Falkirk. Cost inflation is anticipated to affect Mississippi Lignite Mining Company's 2025 results.

North American Mining expects to build on its current 2024 momentum to deliver further improved results in 2025. Benefits from new and amended contracts, and new business expansion opportunities, are expected to generate improved 2025 results on expectations for comparable year-over-year customer demand. New contracts and contract extensions are central to the business' organic growth strategy, and the Company expects North American Mining to be a substantial contributor to operating profit over time.

The Minerals Management segment, through its Catapult Mineral Partners business, is constructing a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States that are expected to deliver near-term cash flow yields and long-term projected growth. The current portfolio provides a strong foundation of well-positioned assets that are expected to continue to deliver solid financial results. While the timing of returns could vary, the Company maintains a long-term perspective. Given current trends in oil and natural gas prices and projected volumes, the Company anticipates a moderate production decline in 2025. The Company believes the Minerals Management business will provide unlevered after-tax returns on invested capital in the mid-teens as it matures.

Mitigation Resources, which provides stream and wetland mitigation solutions as well as comprehensive reclamation and restoration construction services, continues to build on the substantial foundation it has established over the past several years. Mitigation Resources business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. It currently has ten mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama, Texas, Florida and Pennsylvania. In addition, Mitigation Resources is providing ecological restoration services for abandoned surface mines, as well as pursuing additional environmental restoration projects. It was named a designated provider of abandoned mine land restoration by the State of Texas. The Company believes that Mitigation Resources can provide solid rates of return on capital employed as this business matures. Mitigation Resources expects to achieve profitability beginning in 2025 based on current expectations for new projects, as well as timing of permit approvals and mitigation credit releases.

The Company is taking actions to terminate its defined benefit pension plan, which will eliminate future volatility from changes in the pension obligation. Once complete, obligations under the terminated plan will be transferred to a third-party insurance provider. The Company expects to utilize surplus assets to fund a qualified replacement plan, reducing future cash funding requirements. Although the plan is currently over funded, NACCO is anticipating a non-cash settlement charge in 2025 upon termination.

The Company believes its businesses have competitive advantages that provide value to customers and create long-term value for stockholders. The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a robust portfolio of affiliated businesses. Opportunities for growth remain strong. Acquisitions of additional mineral interests and improvements in the outlook for Coal Mining segment customers, as well as new contracts at Mitigation Resources and North American Mining should be accretive to the Company's longer-term outlook.

NACCO also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices, weather and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants.

The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. NACCO established ReGen Resources to utilize these skills to address the rapidly increasing demand for additional power generation sources in the United States through development of solar and other energy-related projects on reclaimed mining properties. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects. Current opportunities under review include solar arrays, solar-gas hybrid projects and carbon capture on reclaimed mine land in Mississippi, Pennsylvania and Texas.

NACCO is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. The Company believes strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, October 31, 2024 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (800) 836-8184 (North America Toll Free) or (646) 357-8785 (International), Conference ID: 49480, or over the Internet through NACCO Industries' website at ir.nacco.com/home. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through November 7, 2024. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure or extended project development delay, (3) regulatory actions, including the United States Environmental Protection Agency's rules finalized in 2024 relating to mercury and greenhouse gas emissions for coal-fired power plants, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (6) changes in development plans by third-party lessees of the Company's mineral interests, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing and U.S. export of natural gas; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (8) failure to obtain adequate insurance coverages at reasonable rates, (9) supply chain disruptions, including price increases and shortages of parts and materials, (10) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (11) impairment charges, (12) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (13) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (14) weather or equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (17) delays or reductions in coal or aggregates deliveries, (18) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (19) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (20) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenues	$61,656	$46,546	$167,290	$158,037
Cost of sales	54,412	48,720	146,010	150,447
Gross profit (loss)	7,244	(2,174)	21,280	7,590
Earnings of unconsolidated operations	15,155	12,754	42,054	37,662
Business interruption insurance recoveries	13,612	—	13,612	—
Operating expenses
Selling, general and administrative expenses	16,487	16,118	49,660	45,740
Amortization of intangible assets	131	642	373	2,296
(Gain) loss on sale of assets	(306)	87	(4,909)	(81)
	16,312	16,847	45,124	47,955
Operating profit (loss)	19,699	(6,267)	31,822	(2,703)
Other expense (income)
Interest expense	1,386	632	3,808	1,749
Interest income	(1,084)	(1,679)	(3,249)	(4,548)
Closed mine obligations	463	394	1,389	1,236
(Gain) loss on equity securities	(442)	551	(1,219)	(498)
Other, net	244	(315)	160	(2,417)
	567	(417)	889	(4,478)
Income (loss) before income tax provision (benefit)	19,132	(5,850)	30,933	1,775
Income tax provision (benefit)	3,497	(2,018)	4,756	(2,605)
Net income (loss)	$15,635	$(3,832)	$26,177	$4,380

Earnings per share:
Basic earnings (loss) per share	$2.14	$(0.51)	$3.55	$0.59
Diluted earnings (loss) per share	$2.14	$(0.51)	$3.54	$0.58

Basic weighted average shares outstanding	7,312	7,517	7,383	7,480
Diluted weighted average shares outstanding	7,312	7,517	7,395	7,515

CONSOLIDATED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$15,635	$(3,832)	$26,177	$4,380
Income tax provision (benefit)	3,497	(2,018)	4,756	(2,605)
Interest expense	1,386	632	3,808	1,749
Interest income	(1,084)	(1,679)	(3,249)	(4,548)
Depreciation, depletion and amortization expense	6,251	7,320	18,950	21,429
EBITDA*	$25,685	$423	$50,442	$20,405
*EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines EBITDA as net income (loss) before income taxes, net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended September 30, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$17,706	$32,326	$8,849	$3,745	$(970)	$61,656
Cost of sales	18,054	31,379	1,286	4,622	(929)	54,412
Gross profit (loss)	(348)	947	7,563	(877)	(41)	7,244
Earnings of unconsolidated operations	13,821	1,122	213	(1)	—	15,155
Business interruption insurance recoveries	13,612	—	—	—	—	13,612
(Gain) loss on sale of assets	2	(300)	—	(8)	—	(306)
Operating expenses*	7,145	2,843	1,588	5,042	—	16,618
Operating profit (loss)	$19,938	$(474)	$6,188	$(5,912)	$(41)	$19,699
Segment Adjusted EBITDA**
Operating profit (loss)	$19,938	$(474)	$6,188	$(5,912)	$(41)	$19,699
Depreciation, depletion and amortization	2,154	2,672	1,092	333	—	6,251
Segment Adjusted EBITDA**	$22,092	$2,198	$7,280	$(5,579)	$(41)	$25,950

	Three Months Ended September 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,665	$21,722	$5,747	$966	$(554)	$46,546
Cost of sales	26,819	20,286	1,064	1,086	(535)	48,720
Gross profit (loss)	(8,154)	1,436	4,683	(120)	(19)	(2,174)
Earnings of unconsolidated operations	11,259	1,495	—	—	—	12,754
(Gain) loss on sale of assets	—	—	87	—	—	87
Operating expenses*	7,802	2,065	986	5,907	—	16,760
Operating profit (loss)	$(4,697)	$866	$3,610	$(6,027)	$(19)	$(6,267)
Segment Adjusted EBITDA**
Operating profit (loss)	$(4,697)	$866	$3,610	$(6,027)	$(19)	$(6,267)
Depreciation, depletion and amortization	4,336	2,058	768	158	—	7,320
Segment Adjusted EBITDA**	$(361)	$2,924	$4,378	$(5,869)	$(19)	$1,053
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Nine Months Ended September 30, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$48,247	$84,729	$24,843	$11,573	$(2,102)	$167,290
Cost of sales	55,135	77,304	4,151	11,501	(2,081)	146,010
Gross profit (loss)	(6,888)	7,425	20,692	72	(21)	21,280
Earnings of unconsolidated operations	37,834	3,935	286	(1)	—	42,054
Business interruption insurance recoveries	13,612	—	—	—	—	13,612
(Gain) loss on sale of assets	(87)	(302)	(4,512)	(8)	—	(4,909)
Operating expenses*	22,357	6,696	3,781	17,199	—	50,033
Operating profit (loss)	$22,288	$4,966	$21,709	$(17,120)	$(21)	$31,822
Segment Adjusted EBITDA**
Operating profit (loss)	$22,288	$4,966	$21,709	$(17,120)	$(21)	$31,822
Depreciation, depletion and amortization	7,264	7,362	3,408	916	—	18,950
Segment Adjusted EBITDA**	$29,552	$12,328	$25,117	$(16,204)	$(21)	$50,772

	Nine Months Ended September 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$65,661	$64,071	$23,203	$6,785	$(1,683)	$158,037
Cost of sales	85,966	58,411	3,026	4,675	(1,631)	150,447
Gross profit (loss)	(20,305)	5,660	20,177	2,110	(52)	7,590
Earnings of unconsolidated operations	33,687	3,975	—	—	—	37,662
(Gain) loss on sale of assets	(168)	—	87	—	—	(81)
Operating expenses*	22,609	5,725	3,147	16,555	—	48,036
Operating profit (loss)	$(9,059)	$3,910	$16,943	$(14,445)	$(52)	$(2,703)
Segment Adjusted EBITDA**
Operating profit (loss)	$(9,059)	$3,910	$16,943	$(14,445)	$(52)	$(2,703)
Depreciation, depletion and amortization	12,924	5,799	2,328	378	—	21,429
Segment Adjusted EBITDA**	$3,865	$9,709	$19,271	$(14,067)	$(52)	$18,726
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.